The Simply Good Foods Company Reports Second Quarter 2019 Financial Results

Denver, CO, April 4, 2019 - The Simply Good Foods Company (NASDAQ: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen and twenty-six week periods ended February 23, 2019.

“Our strong second quarter and year-to-date results reflect the successful execution of our annual plan as well as our strategic initiatives,” said Joseph E. Scalzo, President and Chief Executive Officer of Simply Good Foods. “We delivered double-digit sales, gross profit and adjusted EBITDA growth in both the second quarter and year-to-date periods. I’m particularly pleased that our U.S. retail takeaway, as measured by IRI for the thirteen week period ended February 23, 2019, continued to be strong and was up 22.1% versus the prior year. We continued to expand adjusted EBITDA margin while also making investments in marketing and organizational capabilities that we believe will benefit the company in the near and long term.”

Second Quarter 2019 Financial Highlights vs. Second Quarter 2018

•	Net sales increased 13.2%, or $14.5 million, to $123.8 million

•	Gross profit margin of 46.6%, an increase of 60 basis points

•	Income tax expense was $4.0 million versus a benefit of $26.8 million in the prior year

•	Net income decreased 69.3%, or $28.7 million, to $12.7 million

•	Earnings per diluted share (“EPS”) of $0.15 was a decrease of $0.41 per fully diluted share

•	Adjusted EBITDA(1) increased 22.1% to $23.0 million.

Net sales increased $14.5 million, or 13.2%, to $123.8 million, primarily driven by volume growth. As expected, net sales growth did benefit from lower frequency of bar promotions partially offset by a shift in non-price related customer activity, as discussed last quarter.

Gross profit was $57.6 million for the second quarter of 2019, an increase of $7.4 million or 14.7%. Gross profit margin was 46.6% compared to 46.0% for the thirteen weeks ended February 24, 2018 primarily driven by lower frequency of bar promotions, partially offset by the aforementioned non-price related customer activity. This shift in customer activity only impacts fiscal 2019 amounts, resulting in an unfavorable impact on 2019 year-to-date gross margin of about 110 basis points.

Net income for the second quarter of 2019 was $12.7 million, compared with $41.4 million for the comparable period of 2018. Recall, the second quarter of 2018 results include a $29.0 million one-time gain related to the re-measurement of deferred tax liabilities and a $4.7 million gain on the fair value of the Tax Receivable Agreement. Net income in the second quarter of 2019 was primarily driven by gross profit, partially offset by higher operating expenses and income tax expense. Specifically, marketing expense increased $2.1 million, driven by increased television media and e-commerce investments. General and administrative expenses increased $3.1 million as a result of higher professional fees, investments to enhance organizational capabilities in key functions, and greater incentive compensation. Selling expense was $2.4 million lower than last year; due to the aforementioned shift in non-price related customer activity.

Adjusted EBITDA, a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 22.1% to $23.0 million.

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(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Adjusted EBITDA” in this press release for an explanation and reconciliations of this non-GAAP financial measure.

Year-to-Date Second Quarter 2019 Financial Highlights vs. Year-to-Date Second Quarter 2018

•	Net sales increased 13.3%, or $28.8 million, to $244.7 million

•	Gross profit margin of 47.7% was flat

•	Income tax expense was $8.7 million versus a benefit of $20.3 million in the prior year

•	Net income decreased 45.8%, or $23.6 million, to $28.0 million

•	Earnings per diluted share (“EPS”) of $0.33 was a decrease of $0.38 per fully diluted share

•	Adjusted EBITDA(1) increased 16.8% to $49.7 million.

Net sales increased $28.8 million, or 13.3%, to $244.7 million, primarily driven by volume growth.

Gross profit was $116.7 million for the twenty-six weeks ended February 23, 2019, an increase of $13.7 million, or 13.3%. Gross profit margin was 47.7%, in-line with the prior year. As discussed last quarter, gross margin is impacted by a shift in non-price related customer activity that only affects fiscal 2019 amounts, resulting in an unfavorable impact in 2019 year-to-date gross margin of about 80 basis points.

Net income for the first six months of 2019 was $28.0 million, compared with $51.6 million for the comparable period of 2018. The year ago period was impacted by the aforementioned tax items and the gain related to the fair value of the Tax Receivable Agreement. Net income in 2019 was primarily driven by gross profit, partially offset by higher operating expenses and income tax expense. Specifically, marketing expense increased $3.8 million, driven by increased television media and e-commerce investments. General and administrative expenses increased $4.9 million as a result of higher professional fees and investments to enhance organizational capabilities in key functions and greater incentive compensation. Selling expense was $2.5 million lower than last year; due to the aforementioned shift in non-price related customer activity.

Adjusted EBITDA, a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 16.8% to $49.7 million.

Balance Sheet and Cash Flow

As of February 23, 2019, the Company had cash and cash equivalents of $218.9 million and $197.5 million in outstanding principal of the term loan, resulting in a trailing twelve month combined Net Debt to Adjusted EBITDA ratio of (0.2)x. In the fiscal second quarter, the Company repurchased $0.1 million in common stock against the $50 million authorization announced last year.

Outlook

Given the strength and momentum of the business in the first half of the year, the Company is more optimistic than last quarter in its ability to exceed its long-term net sales growth target of 4% to 6%. Specifically, we anticipate full-year fiscal 2019 net sales and adjusted EBITDA to both increase double digits, on a percentage basis versus last year. This outlook reflects anticipated solid volume growth and the benefit of a fifty-third week, as well as incremental strategic investments in marketing and brand building initiatives that should continue to drive growth over the long term.

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(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Adjusted EBITDA” in this press release for an explanation and reconciliations of this non-GAAP financial measure.

Conference Call and Webcast Information

The Company will host a conference call with members of the executive management team to discuss these results today, Thursday, April 4, 2019 at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263.

In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. The webcast will be archived for 30 days. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, April 18, 2019, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13688887.

About The Simply Good Foods Company

The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a highly-focused food company with a product portfolio consisting primarily of nutrition bars, ready-to-drink shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Endulge®, and Atkins Harvest Trail brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with investment opportunities in the snacking space and broader food category. Over time, Simply Good Foods aspires to become a portfolio of brands that bring simple goodness, happiness and positive experiences to consumers and their families. For more information, please visit http://www.thesimplygoodfoodscompany.com.

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “aspire”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding future plans for the Company, the estimated or anticipated future results and benefits of the Company’s future plans and operations, future opportunities for the Company, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. These risks and uncertainties include, but are not limited to, changes in the business environment in which the Company operates including general financial, economic, regulatory and political conditions affecting the industry in which the Company operates; changes in consumer preferences and purchasing habits; the Company’s ability to maintain adequate product inventory levels to timely supply customer orders; the impact of the Tax Act on the Company's business; changes in taxes, tariffs, duties, governmental laws and regulations; the availability of or competition for other brands, assets or other opportunities for investment by the Company or to expand the Company’s business; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Investor Contact

Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
717-307-8197
mpogharian@thesimplygoodfoodscompany.com

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share data)

	February 23, 2019	August 25, 2018
Assets
Current assets:
Cash and cash equivalents	$218,897	$111,971
Accounts receivable, net	45,318	36,622
Inventories	45,803	30,001
Prepaid expenses	2,448	2,069
Other current assets	6,671	5,077
Total current assets	319,137	185,740

Long-term assets:
Property and equipment, net	2,874	2,565
Intangible assets, net	309,391	312,643
Goodwill	471,427	471,427
Other long-term assets	2,890	2,230
Total assets	$1,105,719	$974,605

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$17,247	$11,158
Accrued interest	2,531	582
Accrued expenses and other current liabilities	14,383	15,875
Current portion of TRA liability	—	2,320
Current maturities of long-term debt	653	648
Total current liabilities	34,814	30,583

Long-term liabilities:
Long-term debt, less current maturities	190,598	190,935
Long-term portion of TRA liability	—	25,148
Deferred income taxes	62,930	54,475
Other long-term liabilities	663	863
Total liabilities	289,005	302,004
See commitments and contingencies (Note 8)

Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 81,915,213 and 70,605,675 issued and outstanding at February 23, 2019 and August 25, 2018, respectively	819	706
Treasury stock, 6,729 and 0 shares at cost at February 23, 2019 and August 25, 2018, respectively	(127)	—
Additional paid-in-capital	730,584	614,399
Retained earnings	86,273	58,294
Accumulated other comprehensive loss	(835)	(798)
Total stockholders' equity	816,714	672,601
Total liabilities and stockholders' equity	$1,105,719	$974,605

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited, dollars in thousands, except share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 23, 2019	February 24, 2018	February 23, 2019	February 24, 2018
Net sales	$123,800	$109,347	$244,731	$215,934
Cost of goods sold	66,166	59,090	127,986	112,920
Gross profit	57,634	50,257	116,745	103,014

Operating expenses:
Distribution	5,797	5,391	11,081	10,208
Selling	2,533	4,975	6,389	8,878
Marketing	12,196	10,056	23,659	19,906
General and administrative	15,855	12,711	29,724	24,790
Depreciation and amortization	1,939	1,948	3,825	3,882
Business transaction costs	290	1,877	1,329	1,877
Loss (gain) in fair value change of contingent consideration - TRA liability	—	(3,668)	533	(3,026)
Other expense	22	184	21	430
Total operating expenses	38,632	33,474	76,561	66,945

Income from operations	19,002	16,783	40,184	36,069

Other income (expense):
Interest income	884	—	1,665	—
Interest expense	(3,344)	(3,093)	(6,605)	(6,112)
Gain on settlement of TRA liability	—	—	1,534	—
Gain (loss) on foreign currency transactions	130	601	(268)	956
Other income	77	312	121	398
Total other expense	(2,253)	(2,180)	(3,553)	(4,758)

Income before income taxes	16,749	14,603	36,631	31,311
Income tax expense (benefit)	4,027	(26,791)	8,652	(20,301)
Net income	$12,722	$41,394	$27,979	$51,612

Other comprehensive income:
Foreign currency translation adjustments	(179)	(101)	(37)	(800)
Comprehensive income	$12,543	$41,293	$27,942	$50,812

Earnings per share from net income:
Basic	$0.16	$0.59	$0.35	$0.73
Diluted	$0.15	$0.56	$0.33	$0.71
Weighted average shares outstanding:
Basic	81,900,352	70,582,573	79,595,330	70,576,744
Diluted	85,350,196	73,832,207	84,062,479	72,605,705

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	Twenty-Six Weeks Ended
	February 23, 2019	February 24, 2018
Operating activities
Net income	$27,979	$51,612
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,825	3,882
Amortization of deferred financing costs and debt discount	668	645
Stock compensation expense	2,478	1,967
Loss (gain) on fair value change of contingent consideration - TRA liability	533	(3,026)
Gain on settlement of TRA liability	(1,534)	—
Unrealized loss (gain) on foreign currency transactions	268	(956)
Deferred income taxes	8,463	(23,398)
Loss on disposal of property and equipment	6	72
Changes in operating assets and liabilities:
Accounts receivable, net	(8,774)	(4,672)
Inventories	(15,855)	3,284
Prepaid expenses	(384)	(909)
Other current assets	(2,092)	(2,346)
Accounts payable	6,143	(2,601)
Accrued interest	1,949	(15)
Accrued expenses and other current liabilities	(1,810)	1,726
Other	(32)	86
Net cash provided by operating activities	21,831	25,351

Investing activities
Purchases of property and equipment	(887)	(886)
Acquisition of business, net of cash acquired	—	(1,757)
Net cash used in investing activities	(887)	(2,643)

Financing activities
Proceeds from option exercises	361	—
Issuance of common stock	(5)	—
Cash received from warrant exercises	113,464	231
Repurchase of common stock	(127)	—
Settlement of TRA liability	(26,468)	—
Principal payments of long-term debt	(1,000)	(500)
Net cash provided by (used in) financing activities	86,225	(269)

Cash and cash equivalents
Net increase in cash	107,169	22,439
Effect of exchange rate on cash	(243)	70
Cash at beginning of period	111,971	56,501
Cash and cash equivalents at end of period	$218,897	$79,010

Supplemental disclosures of cash flow information
Cash paid for interest	$3,988	$5,481
Cash paid for taxes	$420	$1,755

Reconciliation of Adjusted EBITDA
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines Adjusted EBITDA (earnings before interest, tax, depreciation, and amortization) as net income before interest expense, income tax expense, depreciation and amortization with further adjustments to exclude the following items: stock-based compensation and warrant expense, business transaction costs, restructuring costs, management fees, frozen media licensing fees, transactional exchange impact, change in fair value of contingent consideration - TRA liability, and other non-core expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA are appropriate to provide additional information to investors and reflects more accurately operating results of the on-going operations. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in calculation.
The following unaudited table below provide a reconciliation of adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirteen weeks and twenty-six weeks ended February 23, 2019 and February 24, 2018:

Adjusted EBITDA Reconciliation: (in thousands)	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 23, 2019	February 24, 2018	February 23, 2019	February 24, 2018
Net income	$12,722	$41,394	$27,979	$51,612
Interest income	(884)	—	(1,665)	—
Interest expense	3,344	3,093	6,605	6,112
Income tax expense (benefit)	4,027	(26,791)	8,652	(20,301)
Depreciation and amortization	1,939	1,948	3,825	3,882
EBITDA	21,148	19,644	45,396	41,305
Business transaction costs	290	1,877	1,329	1,877
Share-based compensation expense	1,417	899	2,478	1,967
Restructuring	22	184	22	430
Non-core legal costs	208	403	1,150	779
Loss (gain) in fair value change of contingent consideration - TRA liability	—	(3,668)	533	(3,026)
Gain on settlement of TRA liability	—	—	(1,534)	—
Other (1)	(120)	(532)	289	(815)
Adjusted EBITDA	$22,965	$18,807	$49,663	$42,517
(1) Other items consist principally of exchange impact of foreign currency transactions, frozen licensing media and other expenses.